  As filed with the Securities and Exchange Commission on December 3, 1996
                                                  Registration No. 333-
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                               ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ---------------

                         ABR INFORMATION SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                 FLORIDA                                59-3228107
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)

 34125 U.S. HIGHWAY 19 NORTH, PALM HARBOR, FLORIDA  34684-2116, (813) 785-2819
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------

                              JAMES E. MACDOUGALD
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ABR INFORMATION SERVICES, INC.
 34125 U.S. HIGHWAY 19 NORTH, PALM HARBOR, FLORIDA  34684-2116, (813) 785-2819
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                With copies to:
                             MARTIN A. TRABER, ESQ.
                             TODD B. PFISTER, ESQ.
                                FOLEY & LARDNER
                       100 NORTH TAMPA STREET, SUITE 2700
                             TAMPA, FLORIDA 33602
                                 (813) 229-2300

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF            AMOUNT TO BE          OFFERING PRICE        AGGREGATE OFFERING         AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED            PER SHARE(1)              PRICE(1)           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value  . .       137,861 shares             $42.75               $5,893,557.75           $1,785.93
================================================================================================================================

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of ABR Information Services, Inc. common stock as reported on the Nasdaq National Market System on November 26, 1996.

                               ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                 Subject To Completion, Dated December 3, 1996





                                 137,861 SHARES

                                   [ABR LOGO]

                                  COMMON STOCK



         The shares of Common Stock of ABR Information Services, Inc. (the "Company") offered hereby will be sold from time to time by the Selling Shareholders. See "Selling Shareholders." The Company will pay certain of the expenses of this offering; however, the Selling Shareholders will bear the cost of all brokerage commissions and discounts incurred with the sale of shares to which this Prospectus relates. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

         The Common Stock of the Company is quoted on the Nasdaq National Market System (the "Nasdaq National Market") under the symbol "ABRX." On November 26, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $42.25 per share. Except as otherwise indicated, all information in this Prospectus has been adjusted to reflect the three-for-two stock splits of the Common Stock completed on July 13, 1995 and February 19, 1996.

         SEE "RISK FACTORS" COMMENCING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                           _________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Sales may be made in the over-the-counter market or on one or more exchanges, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public.



             The date of this Prospectus is _______________, 1996.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at the principal office of the Commission, without charge, at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Copies of the Registration Statement may be obtained from the Commission at its principal office at Room 1024, 450 Fifth Street, N.W., Washington, D. C. 20549, upon payment of prescribed fees. The Commission also maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants (including the Company) that file electronically with the Commission. The address of such Web site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and where the contract or the document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, previously filed with the Commission by the Company pursuant to the Exchange Act (File No. 0-24132), are incorporated herein by reference and made a part hereof:

         (a) The Company's Proxy Statement for the 1996 Annual Meeting of Shareholders, as supplemented;

         (b) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996;

         (c) The Company's Current Report on Form 8-K dated December 15, 1995 (as amended by the Company's Form 8-K/A filed February 21, 1996); and

         (d) The description of the Common Stock set forth in the Registration Statement on Form 8-A dated May 25, 1994.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any and all of the documents referred to above that have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Written or telephone requests for such copies should be directed to the Chief Financial Officer of the Company at its executive offices located at 34125 U.S. Highway 19 North, Palm Harbor, Florida 34684-2116, telephone number: (813) 785-2819.

                                  THE COMPANY

         The Company provides comprehensive benefits administration, compliance and information services to employers seeking to outsource their benefits administration functions. Currently, a significant portion of the Company's revenues are derived from the Company's COBRA compliance services. The Company believes it is the largest provider of COBRA compliance services in the United States, serving more than 21,000 employers with a total employee population exceeding 10.0 million. The Company serves approximately 400 of the estimated 12,000 U.S. companies employing 1,000 or more employees, including Fortune 500 companies. The Company provides COBRA compliance services to approximately 3% of the estimated 650,000 employers that are required to comply with COBRA.

         Enacted in 1986, COBRA (the "Consolidated Omnibus Reconciliation Act") requires virtually all employers with 20 or more employees that maintain group health insurance plans to offer continued healthcare coverage for employees and their dependents following "qualifying events," such as changes in employment status. The Company assists its COBRA compliance customers in (i) complying with complex and frequently changing regulations, (ii) reducing healthcare costs through uniform enforcement of COBRA eligibility and other requirements, and (iii) decreasing the exposure for federal excise taxes and other obligations that may be imposed for noncompliance with COBRA.

         The Company also provides administration services to large employers for benefits provided to their retirees and inactive employees, including retiree healthcare, disability, surviving dependent, family leave, and severance benefits. These services are currently utilized by 60 employers (most of which are also COBRA compliance customers), including Fortune 500 companies.

         Additionally, the Company provides administration services to large employers for benefits provided to their active employees, including enrollment, eligibility verification, Qualified Domestic Relations Order ("QDRO") administration, Flexible Spending Account ("FSA") administration and pension services. These services are offered on either an "a la carte" basis or a total outsourcing basis, allowing customers to outsource certain benefits administration tasks that they find too costly or burdensome to perform in-house, or to outsource the total benefits administration function. The Company is currently providing these services to 1,000 employers on an "a la carte" basis, including Fortune 500 companies. In June of 1996, the Company commenced providing services under a five-year contract with a Fortune 100 company with approximately 90,000 active and inactive employees and retirees, whereby the Company provides total benefits administration services for this customer.

                              RECENT ACQUISITIONS

         Since December 1995, the Company has acquired three benefits administration companies, one of these acquisitions was completed by a pooling of interest (all financial information has been restated to reflect this pooling of interest). These acquisitions have enabled the Company to increase the range of benefits administration services it provides, expand its geographic presence and decrease the Company's reliance on revenues from COBRA compliance services. During fiscal 1995 and fiscal 1996, the Company derived approximately 83.8% and 69.9%, respectively, of its revenues from COBRA compliance services. Assuming the New Jersey Acquisition had occurred on August 1, 1994, the Company would have derived approximately 62.1% and 64.4%, respectively, of its revenues from COBRA compliance services for the same periods. Assuming the New Jersey Acquisition had occurred on August 1, 1995, the Company's revenues and net income also would have been $34.7 million and $6.0 million, respectively, for the year ended July 31, 1996. The recently completed acquisitions are discussed below:

         The New Jersey Acquisition. On December 15, 1995, the Company acquired all of the outstanding capital stock of Bullock Associates, Inc., which was subsequently renamed ABR Benefits Services, Inc. ("BSI") for $12.5 million, with an additional $2.0 million payable upon the attainment of certain revenue requirements during 1996 and 1997. BSI is located in Princeton, New Jersey and provides COBRA administration, retiree insurance administration, insurance continuation billing and collection, pension benefits administration, QDRO administration and educational benefit administration services, as well as administration services for other employee benefits programs such as employee discount plans, adoption programs, program rebates and emergency loans. For the year ended December 31, 1995, BSI had revenues of $9.3 million. As part of the New Jersey Acquisition, the Company entered into a four-year contract with BSI's largest customer, which accounted for approximately 89.0% and 76.1% of BSI's revenues in fiscal years 1994 and 1995, respectively. The New Jersey Acquisition expands the Company's market share in the COBRA compliance market, gives it a geographic presence in the northeast and expands the number of active employee benefits administration services it provides.

         The California Acquisition. Effective February 1, 1996, the Company acquired all of the outstanding capital stock of Total Cobra Services, Inc. ("TCS") for 132,712 shares of the Company's Common Stock, subject to possible adjustment. TCS is located in Irvine, California and provides COBRA administration and retiree billing services. For the fiscal year ended December 31, 1995, TCS had revenues of less than $2.0 million. The California Acquisition increases the Company's market share in the COBRA compliance market and enhances its ability to market its services to clients on the west coast of the United States.

         The Virginia Acquisition. On June 28, 1996, the Company acquired, by a pooling of interest, all of the outstanding stock of The L.P. Baier Company ("LPB") for 143,010 shares of the Company's Common Stock. LPB is located in Fairfax, Virginia and provides primarily COBRA administration and FSA administration. LPB had revenues of approximately $2.4 million in calendar year 1995.

                              RECENT DEVELOPMENTS

         Effective November 12, 1996, Vincent Addonisio was removed as Executive Vice President, Chief Financial Officer and Treasurer of the Company due to differences with the Board of Directors. Mr. Addonisio joined the board of directors of another company that recently completed its initial public offering. He also serves as a member of several committees of such board, including the executive committee. Mr. Addonisio neither requested nor received approval prior to joining such company's board. The Board of Directors believes Mr. Addonisio to be in violation of his employment contract. The Board of Directors also believes that the company whose board Mr. Addonisio joined is an actual or potential competitor of the Company in important areas of its business. Mr. Addonisio has filed a lawsuit against the Company alleging breach of his employment contract and against the Company and James E. MacDougald, Chairman of the Board, President and Chief Executive Officer of the Company, alleging defamation. The lawsuit alleges that Mr. MacDougald has made false statements regarding Mr. Addonisio to both the financial community and the media. Mr. MacDougald denies these allegations. The Company and Mr. MacDougald, while intending to vigorously defend this lawsuit, are currently engaged in discussions with Mr. Addonisio in an attempt to reach a settlement. Mr. Addonisio was a party to an employment contract with the Company and his removal, as well as the lawsuit, involves various elements of his compensation arrangements.

         The Board of Directors has elected Reva R. Maskewitz to replace Mr. Addonisio as acting Chief Financial Officer pending the outcome of a search for a new Chief Financial Officer. Ms. Maskewitz has served the Company and/or its subsidiaries as the Controller since 1989 and Vice President - Finance since 1991. The Board of Directors has appointed a committee of directors, consisting of James E. MacDougald, Mark M. Goldman and Thomas E. Costello, to oversee the search for one or more suitable replacements to fill, on a permanent basis, the vacancies created by Mr. Addonisio's removal.

         On November 20, 1996 Mr. Addonisio resigned as a Director of the Company and withdrew as a nominee for election as a Director at the 1996 Annual Meeting of Shareholders. The Board is not proposing for election a successor director or nominee to Mr. Addonisio and has reduced the size of the Board to four directors.

                                  RISK FACTORS

         An investment in common stock involves certain risk . Prospective purchasers should consider carefully the following factors, in addition to the other information included in, or incorporated by reference into, this Prospectus when evaluating the Company and its business in making an investment decision.

ABILITY TO GROW AND EXPAND SERVICES

                 The Company's growth strategy depends on its ability to increase its share of the COBRA compliance market and expand its line of benefits administration services. There can be no assurance that the Company will have sufficient financial, managerial or other resources or will otherwise be able to maintain its historic rate of growth and profitability or expand its services in response to customer needs. If the Company were to encounter difficulties in implementing the expansion or development of its services, such difficulties could have a material adverse effect on the Company.

RECENT ACQUISITIONS AND IMPLEMENTATION OF ACQUISITION STRATEGY

                 The Company has recently completed three acquisitions of benefits administration businesses and intends to pursue acquisitions of complementary businesses. There can be no assurance that the Company will be able to successfully integrate these recent acquisitions. Similarly, there can be no assurance that the Company will be able to consummate, or if consummated, successfully integrate future acquisitions. Acquisitions involve significant risks which could have a material adverse effect on the Company, including:
(i) the diversion of management's attention to the assimilation of the businesses to be acquired; (ii) the need to implement financial and other systems and add management resources; (iii) potential liabilities of the acquired business; (iv) unforeseen difficulties in the acquired operations; (v) adverse short-term effects on the Company's operating results; (vi) the dilutive effect of the issuance of additional equity securities; (vii) the incurrence of additional debt; and (viii) the amortization of goodwill and other intangible assets. There can be no assurance that the Company will successfully implement its acquisition strategy. Furthermore, there can be no assurance any acquisition will achieve levels of revenue and profitability or otherwise perform as expected, or be consummated on acceptable terms to enhance shareholder value. The Company continues to monitor acquisition opportunities. See "Recent Acquisitions."

DEPENDENCE ON KEY CUSTOMERS

                 Approximately 36.3%, 35.2% and 39.7% of the Company's revenues in fiscal 1994, 1995 and 1996, respectively, were attributable to the Company's ten largest customers. Assuming the New Jersey Acquisition had occurred on August 1, 1994, approximately 51.7% and 44.9% of the Company's revenues in fiscal 1995 and fiscal 1996, respectively, would have been attributable to the Company's ten largest customers, with approximately 24.6% and 20.8% of such revenues being derived from the largest customer of the company acquired in the New Jersey Acquisition. As part of the New Jersey Acquisition, the Company entered into a four-year contract with this customer. The Company's loss of any of these large customers could have a material adverse effect on the Company.

DEPENDENCE ON COBRA

                 The Company's business is highly dependent on COBRA compliance services. During each of the fiscal years ended July 31, 1994, 1995, and 1996, the Company derived approximately 85.1%, 83.8% and 69.9%, respectively, of its revenues from COBRA compliance services. Assuming the New Jersey Acquisition had occurred on August 1, 1994, the Company would have derived approximately 62.1% and 64.4%, respectively, of its revenues from COBRA compliance services during the fiscal years ended July 31, 1995 and 1996. Since its enactment in 1986, COBRA has been frequently amended by Congress, and is subject to judicial interpretation and proposed regulations of the Internal Revenue Service, as well as interpretive releases promulgated by the Department of Labor. While the impact of future legislative and regulatory changes affecting COBRA cannot be predicted, any material modification of the federal laws and regulations governing COBRA could have, and the enactment of laws or regulations substantially reducing or eliminating COBRA or similar continuation benefits would have, a material adverse effect on the Company.

RELIANCE ON INFORMATION PROCESSING SYSTEMS

                 The Company's business is dependent on its ability to store, retrieve, process and manage significant databases, and to periodically expand and upgrade its information processing capabilities. The Company's principal computer equipment and software systems are maintained at the Company's headquarters in the Tampa/St. Petersburg metropolitan area. Currently, the Company does not have alternative offsite information processing capabilities in the event of damage to or inoperability of its computer equipment or software systems. Interruption or loss of the Company's information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure or damage to the Company's headquarters and systems caused by fire, hurricane, lightning, electrical power outage or other disruption could have a material adverse effect on the Company. Although the Company maintains business interruption insurance providing for three months of operations with an aggregate limit of $2.0 million per occurrence, there can be no assurance that such insurance will: (i) continue to be available; (ii) continue to be available at reasonable prices; (iii) cover all such losses; or (iv) be sufficient to compensate the Company for losses due to the Company's inability to provide services to its customers.

RELIANCE ON PROPRIETARY TECHNOLOGY

                 To facilitate the Company's expansion of existing services, and the development of related benefits administration services, the Company is developing additional proprietary applications software and databases and intends to use commercially available database management software and computer hardware that are not currently being used by the Company. There can be no assurance that the Company's information processing systems will be adequate to meet its future needs or that the Company will be able to incorporate new technology to enhance and develop its existing services.

DEPENDENCE ON SENIOR MANAGEMENT

                 The success of the Company is largely dependent upon the efforts, direction and guidance of its senior management. The Company's continued growth and success also depend in part on its ability to attract and retain skilled employees and managers, and on the ability of its executive officers and key employees to manage its operations successfully. The Company has entered into employment agreements with certain of its executive officers. The loss of any of the Company's senior management or key personnel, and in particular, James E. MacDougald, Chairman of the Board, President and Chief Executive Officer, or its inability to attract and retain key employees in the future, could have a material adverse effect on the Company. The Company maintains key-man life insurance policies on James E. MacDougald, Chairman of the Board, President and Chief Executive Officer, in the amount of $2.0 million.

COMPETITION

                 The market for the Company's services is highly competitive. The Company's existing competitors include insurance companies, third-party administrators and other outsourcing service companies. Certain of these existing competitors, as well as a number of potential competitors, possess substantially greater resources than the Company. In addition to the Company's competitors, services offered by the Company are often provided in-house. Consequently, outsourcing of benefits administration services may require the Company's potential customers to reduce, reassign or eliminate in-house benefits administration or human resources personnel, who often have an interest in maintaining these responsibilities in-house.

POTENTIAL LEGAL LIABILITY AS COBRA ADMINISTRATOR

                 As a provider of COBRA compliance services, the Company is subject to excise taxes for noncompliance with certain provisions of COBRA. Under current federal laws, the maximum amount of such taxes that may be imposed on the Company in any taxable year for unintentional violations of COBRA is $2.0 million. In addition to the excise tax liability that may be imposed on the Company, substantial excise taxes may be imposed under COBRA on the Company's customers. Under the Company's service agreements with its customers, the Company assumes financial responsibility for the payment of such taxes assessed against its customers arising out of the Company's failure to comply with COBRA, unless such taxes are attributable to the customer's failure to comply with COBRA or with the terms of its agreement with the Company. In addition to liability for excise taxes for noncompliance with COBRA, the Company accepts financial responsibility for certain liabilities incurred by its customers that are attributable to the Company's failure to comply with COBRA or to fulfill the terms of its obligations to its customers under its agreements. These liabilities could, in certain cases, be substantial. Although there can be no assurance that the Company will not incur any material liability for non-compliance with COBRA or for its failure to comply with its agreement with any customer, as of the date of this Prospectus, the Company has not incurred any such material liability. The imposition of such liability on the Company in excess of any available insurance coverage could have a material adverse effect on the Company.

POSSIBLE ADVERSE EFFECT OF NATIONAL AND STATE HEALTH CARE REFORM PROPOSALS

                 The extent and type of government support for healthcare services, as well as the extent and type of health insurance benefits that employers are required to provide employees, have been the subject of intense scrutiny and debate in recent years at both the national and state levels. Changes in government support of healthcare services or the regulations governing such services, including regulations governing the adoption of a single payor system, the methods by which services are delivered, and the prices for services or reimbursements of fees, could all have a material adverse effect on the Company.

ANTI-TAKEOVER CONSIDERATIONS

                 The Company's Bylaws divide the Board of Directors into three classes serving staggered three-year terms. The staggered Board of Directors and the anti-takeover effects of certain provisions contained in the Florida Business Corporation Act and in the Company's Articles of Incorporation and Bylaws, including, without limitation, the ability of the Board of Directors of the Company to issue shares of Preferred Stock and to fix the rights and preferences thereof, may have the effect of delaying, deferring or preventing an unsolicited change in the control of the Company, which may adversely affect the market price of the Common Stock.

VOLATILITY OF STOCK PRICE

                 The Common Stock has experienced a significant increase in its market price since the Company's initial public offering in May 1994. The Company believes that various factors such as general economic conditions, changes or volatility in the financial markets, changing market conditions in the benefits administration outsourcing industry, and quarterly or annual variations in the Company's financial results, could cause the market price of the Common Stock to fluctuate substantially.

DIVIDEND POLICY

                 The Company has never declared nor paid any cash dividends on the Common Stock. The Company currently anticipates that all of its earnings will be retained for development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of shares of Common Stock offered hereby. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

         The following table sets forth certain information concerning the shareholders offering for sale the shares of Common Stock to which this Prospectus relates (the "Selling Shareholders").

                                       SHARES BENEFICIALLY OWNED       MAXIMUM        SHARES BENEFICIALLY
                                          PRIOR TO OFFERING           NUMBER OF       OWNED AFTER OFFERING (1)
                                       --------------------------   SHARES BEING     --------------------------
 NAME                                     SHARES        PERCENT       OFFERED          SHARES        PERCENT
 ----                                 --------------  -----------   ------------     ------------  ------------
 John M. Hermann (2) . . . . . .           132,712           *           66,356          66,356          *

 Rick Snyder (3) . . . . . . . .           115,838           *           57,919          57,919          *

 Tina McIntosh (4)   . . . . . .            21,452           *           10,726          10,726          *

 Victoria J. Baldwin (5)   . . .             1,430           *              715             715          *

 Christine Erickson (5)  . . . .             1,430           *              715             715          *

 Michael McRoberts (5) . . . . .             1,430           *              715             715          *

 Rhonda E. Reeves (5)  . . . . .             1,430           *              715             715          *

 TOTAL . . . . . . . . . . . . .           275,722          2%          137,861         137,861          *

--------------
*Less than 1%

(1) The Selling Shareholders may sell from time to time all or a portion of the shares being offered. The amounts shown assume the sale of all the shares being offered by each Selling Shareholder.

(2) Mr. Hermann was the owner of TCS prior to its acquisition by the Company. From February through July, 1996, Mr. Hermann served as managing director of TCS.

(3) Mr. Snyder currently serves as President of LPB, a subsidiary of the Company.

(4) Ms. McIntosh currently serves as Executive Vice President of LPB, a subsidiary of the Company.

(5) Each of Ms. Baldwin, Ms. Erickson, Ms. Reeves and Mr. McRoberts currently serves as a vice president of LPB, a subsidiary of the Company.

                              PLAN OF DISTRIBUTION

         The shares may be sold from time to time by the Selling Shareholders. Such sales may be made in the over-the-counter market or on one or more exchanges, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public. The shares sold may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or (e) an underwritten public offering. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         Brokers or dealers may be entitled to indemnification by the Company and the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

         The validity of the shares of Common Stock to which this Prospectus relates will be passed upon for the Company by Foley & Lardner, Tampa, Florida.


                                    EXPERTS

         The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended July 31, 1996 have been audited by Grant Thornton LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of BAI at September 30, 1995 and December 31, 1994 and 1993 and for the nine months ended September 30, 1995 and the years ended December 31, 1994 and 1993, incorporated by reference herein, have been audited by J.H. Cohn LLP, independent public accountants, as set forth in their report thereon appearing in the Form 8-K/A, and are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

No dealer, sales representative or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                          _________________________

                              TABLE OF CONTENTS
                          _________________________

                                                    Page
                                                    ----
 Available Information   . . . . . . . . . . . .      2
 Incorporation of Certain Information by Reference    2
 The Company . . . . . . . . . . . . . . . . . .      3
 Recent Acquisitions . . . . . . . . . . . . . .      3
 Recent Developments . . . . . . . . . . . . . .      4
 Risk Factors  . . . . . . . . . . . . . . . . .      4
 Use of Proceeds   . . . . . . . . . . . . . . .      7
 Selling Shareholders  . . . . . . . . . . . . .      8
 Plan of Distribution  . . . . . . . . . . . . .      8
 Legal Matters . . . . . . . . . . . . . . . . .      9
 Experts . . . . . . . . . . . . . . . . . . . .      9


================================================================================

                                137,861 SHARES



                                  [ABR LOGO]

                                 COMMON STOCK





                       ________________________________

                                  PROSPECTUS

                       ________________________________




                            ________________, 1996



==============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

 Securities and Exchange Commission filing fee . . . . . . . . . . .             $ 2,736.34
 Accountants' fees and expenses  . . . . . . . . . . . . . . . . . .               5,000.00
 Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . .              10,000.00
 Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . .              10,000.00
                                                                             --------------

                           Total . . . . . . . . . . . . . . . . . .         $    27,736.34
                                                                             ==============

_________________

         All of the fees, costs and expenses set forth above will be paid by the Company. Other than the SEC filing fee, all fees and expenses are estimated.

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

                 Article VI of the Company's Articles of Incorporation and
Article X of the Company's Bylaws provides that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Company has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

                 The indemnification provided by the Florida Business Corporation Act and the Company's Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

                 The Company may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act which may extend to, among other things, liability arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 16.         EXHIBITS.


       EXHIBIT
        NUMBER                EXHIBIT DESCRIPTION
       -------                -------------------
        4.1 Specimen Certificate for the Common Stock of ABR Information Services, Inc.*

        5.1 Opinion of Foley & Lardner as to the legality of the securities.

       23.1        Consent of Foley & Lardner (included in Exhibit 5.1).

       23.2        Consent of Grant Thornton LLP.

       23.3        Consent of J.H. Cohn LLP.

       24.1 Power of Attorney (included on the signature page of this Registration Statement).

________

  * Previously filed as part of the Company's Form S-1 Registration Statement (No. 33-76922) dated May 26, 1994 and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.

                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rules 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (5) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (6) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Harbor, State of Florida, on this 2nd day of December, 1996.

                                        ABR INFORMATION SERVICES, INC.


                                        By: /s/ James E. MacDougald
                                           ----------------------------------
                                           James E. MacDougald
                                           Chairman of the Board,
                                           President and Chief
                                           Executive Officer

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints James E. MacDougald as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


          Signature                                Title                                  Date
          ---------                                -----                                  ----

 /s/ James E. MacDougald
-----------------------------------
James E. MacDougald                            Chairman of the Board,                   December 2, 1996
                                                 President and
                                                 Chief Executive Officer
                                                 and Director (Principal
                                                 Executive Officer)

 /s/ Reva R. Maskewitz
 -----------------------------------
Reva R. Maskewitz                             Acting Chief Financial Officer            December 2, 1996
                                                 (Principal Financial and Accounting
                                                 Officer)

 /s/ Suzanne M. MacDougald
-----------------------------------
 Suzanne M. MacDougald                        Senior Vice President,
                                                 Secretary and                          December 2, 1996
                                                 Director

 /s/ Thomas F. Costello
-----------------------------------
Thomas F. Costello                            Director                                  December 2, 1996


 /s/ Mark M. Goldman
-----------------------------------
Mark M. Goldman                              Director                                   December 2, 1996



                               INDEX TO EXHIBITS

         EXHIBIT                                                                                               SEQUENTIAL
         NUMBER                                     DESCRIPTION                                                  PAGE NO.
         ------                                     -----------                                                ----------
          4.1             Specimen Certificate for the Common Stock of ABR Information
                          Services, Inc.*

          5.1 Opinion of Foley & Lardner as to the legality of the securities.

         23.1             Consent of Foley & Lardner (included in Exhibit 5.1).

         23.2             Consent of Grant Thornton LLP.

         23.3             Consent of J.H. Cohn LLP.

         24.1             Power of Attorney (included on the signature page of this
                          Registration Statement).

____________________
         * Previously filed as part of the Company's Form S-1 Registration Statement (Reg. No. 33-76922) dated May 26, 1994 and incorporated herein by reference.





                                      S-1